Pangaea Logistics Solutions Ltd. Reports Record Financial Results for the
Three Months and Year Ended December 31, 2021

NEWPORT, RI - March 16, 2022 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced today its results for the three months and year ended December 31, 2021.
4th Quarter 2021 Highlights
•Net income of $15.2 million, as compared to a net income of $7.6 million in the same period of 2020.
◦Non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd. of $24.9 million, as compared to $6.2 million for the same period of 2020.
◦Adjusted Earnings per share of $0.56, as compared to $0.14 for the same period of 2020.
•Income from operations of $30.8 million, up from $8.3 million for December 31, 2020.
•Diluted net income per share were $0.34 as compared to $0.17 for the three months ended December 31, 2020.
•Pangaea's TCE rates were $32,563 for the three months ended December 31, 2021 and $14,640 for the three months ended December 31, 2020, a 122% increase, giving the Company an overall average premium over market rates of $4,459 or 16%.
•Adjusted EBITDA of $38.0 million for the fourth quarter of 2021 versus $12.9 million for the same period in 2020.

2021 Highlights

•Net income attributable to Pangaea Logistics Solutions Ltd. of $67.2 million, as compared to $11.4 million for the year ended December 31, 2020,
◦Non-GAAP adjusted Net Income attributable to Pangaea Logistics Solutions Ltd. of $63.3 million, as compared to $14.0 million for the year ended December 31, 2020.
•Income from operations of $78.9 million, up from $19.7 million for 2020.
•Earnings per share of $1.50 as compared to $0.26 for the year ended December 31, 2020.
◦Adjusted earnings per share of $1.41, as compared to $0.32 for the year ended December 31, 2020.
•Cash flow from operations of $61.7 million, compared to $20.8 million for the prior year.
•Pangaea's TCE rates increased 102% to $25,056 from $12,433 in 2020.
•Adjusted EBITDA of $105.1 million for the year ended December 31, 2021 versus $42.6 million for the same period in 2020.
•At December 31, 2021, Pangaea had $56.2 million in cash and cash equivalents.

Mark Filanowski, Pangaea's Chief Executive Officer, commented;

"It really was a banner year in 2021 for Pangaea’s performance. Our revenues and income reached new records. With our fleet renewal well underway, and timely deliveries of newbuilding vessels, we have remade our fleet profile and strengthened our balance sheet. We are a substantial company in a dynamic industry, our business plans are becoming more focused and sustainable, and we are supported by extremely talented, experienced, and dedicated people serving customers who appreciate our targeted, but wide array of ocean transportation and cargo services. In addition to increased earnings and cash flow from a larger fleet and stronger freight markets, our entire fleet has seen a significant increases in fair market value. It was a year that Ed Coll, our late CEO, would be extremely proud of."

Mr. Filanowski continued, "This year we were pleased to see recent key growth initiatives begin to return value. We had the first full year of additional profits from the acquisition of a one-third interest in our panamax joint venture from our partner, increasing Pangaea’s net income by over $5.3 million for 2021. We took delivery of four new 95,000 dwt Ice 1A ships, which will add over 1,400 annual shipping days fleet capacity next year in a profitable niche business, with 33% revenue coverage under a ten year contract. We purchase four second hand vessels during the year, adding more owned ship days capacity, better vessel efficiencies and emissions, valuation increases, and longer life. And the establishment of our Sabine Pass, Texas port facility, and expanded port and terminal business relationships along other parts of the U.S. coasts."

"Looking ahead, 2022 has started out well for us but also presents a new set of challenges to which we are reacting. Rapidly changing sanctions imposed by the European Union and the United States, and a general market movement away from “Russian” cargo, changed trading patterns overnight. Only time will tell us what the long term impact will be on demand for commodities exported from Russia or Ukraine, and the impact on dry bulk ton miles. In the short term, to comply with sanctions, we have refocused some of our commercial efforts away from certain loading areas, and we have rearranged our technical management contracts on part of our fleet. We think the market will present many opportunities for us as it adjusts."

Results for the three months and year ended December 31, 2021
Total revenue was $234.6 million for the three months ended December 31, 2021, compared with $112.9 million for the three months ended December 31, 2020. The 108% increase in revenues was mainly attributable to the increase in the average TCE rates achieved by our vessels during the fourth quarter of 2021 compared to the same period in 2020.

Time Charter Equivalent rate (TCE) was $32,563 per day for the three months ended December 31, 2021, compared to an average of $14,640 per day for the same period in 2020. The achieved premium over the average market increased to $4,459 per day or 16% for the three months ended December 31, 2021.

Total revenue was $718.1 million for the year ended December 31, 2021, compared with $382.9 million for the year ended December 31, 2020. The 88% increase in revenues was mainly attributable to the increase in the average TCE rates achieved by our vessels in 2021 compared to the same period in 2020.

The average TCE rate achieved was $25,056 per day for the year ended December 31, 2021, compared to an average of $12,433 per day for the year ended December 31, 2020. The Baltic Dry Index (“BDI”), a measure of dry bulk market performance, averaged 2,956 for 2021, up from an average of 1,085 for 2020. The Company's average TCE rates increased 102% in 2021 over the average for 2020.

Liquidity and Cash Flows
Cash, cash equivalents and restricted cash were $56.2 million as of December 31, 2021, compared to $48.4 million on December 31, 2020.
At December 31, 2021 and December 31, 2020, the Company had working capital of $72.2 million and $0.5 million, respectively. This increase was primarily due to the refinancing of Bulk Nordic Odin, Bulk Nordic Olympic, Bulk Nordic Oshima, and Bulk Nordic Oasis Loan Agreements in 2021. The increase in working capital is also due to an increase in accounts receivable due to increased revenue in 2021.
For the twelve months ended December 31, 2021, the Company’s net cash provided by operating activities was $61.7 million, compared to $20.8 million for the twelve months ended December 31, 2020.
For the twelve months ended December 31, 2021 and 2020, net cash used in investing activities was $197.8 million and $6.9 million, respectively. These changes reflect the Company’s acquisition of seven vessels which includes three second hand vessels and four new-build ice class post panamax vessels.
For the twelve months ended December 31, 2021, net cash provided by financing activities was $143.9 million compared to net cash used in financing activities of $18.6 million for the same period of 2020. During the twelve months ended December 31, 2021, the Company received $220.3 million in proceeds from long-term debt and finance leases and $9.2 million in proceeds from non-controlling interest recorded as a long-term liability. The Company repaid $62.0 million of long term debt, $9.9 million of finance leases and $2.5 million of other long term liabilities. The Company also paid $5.5 million of common stock cash dividends and $3.3 million cash dividends to non-controlling interests.
Subsequent Events
In November 2021 the Company entered into a memorandum of agreement to purchase a Panamax vessel to add to its operating fleet for $19.9 million. The vessel was delivered to the Company on February 17, 2022 and renamed the m/v Bulk Concord.
As previously announced the Company declared a $0.05 per share dividend which was paid to shareholders on March 15, 2022 to shareholders of record on March 1, 2022.
Conference Call Details
The Company’s management team will host a conference call to discuss the Company’s financial results on March 17, 2022 at 8:00 a.m., Eastern Time (ET). To access the conference call, please dial (866) 518-6930 (domestic) or (203) 518-9797 (international) approximately ten minutes before the teleconference's scheduled start time and reference ID PANLQ421.

A supplemental slide presentation will accompany this quarter’s conference call and can be found attached to the Current Report on Form 8-K that the Company filed concurrently with this press release. This document will be available at http://www.pangaeals.com/company-filings or at sec.gov.
A recording of the call will also be available for one week following the teleconference and will be accessible by calling 888-225-1540 (domestic) or 402-220-4973 (international) and referencing ID PANLQ421.

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Operations

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)
Revenues:
Voyage revenue	$202,503,619	$98,236,752	$614,482,101	$349,738,153
Charter revenue	32,054,642	14,616,574	103,622,287	33,157,838
Total revenue	234,558,261	112,853,326	718,104,388	382,895,991

Expenses:
Voyage expense	65,265,750	41,598,040	219,623,127	161,881,133
Charter hire expense	114,992,408	45,270,313	334,952,823	127,769,042
Vessel operating expenses	12,693,076	9,088,496	42,715,496	38,047,308
General and administrative	4,289,733	4,357,441	18,966,488	15,915,035
Depreciation and amortization	6,522,946	4,237,011	22,974,249	17,055,271
Loss on impairment of vessels	—	—	—	1,801,039
Loss on sale of vessels	—	25,000	—	730,065
Total expenses	203,763,913	104,576,301	639,232,183	363,198,893

Income from operations	30,794,348	8,277,025	78,872,205	19,697,098

Other (expense) income:
Interest expense, net	(3,334,804)	(1,684,574)	(10,329,397)	(7,653,512)
Interest expense, non-controlling interest	(409,254)	(73,141)	(1,184,741)	(177,802)
Unrealized (loss) gain on derivative instruments	(9,784,274)	1,374,856	3,886,201	(156,019)
Other income (expense)	327,693	(14,389)	1,129,436	982,345
Total other expense, net	(13,200,639)	(397,248)	(6,498,501)	(7,004,988)

Net income	17,593,709	7,879,777	72,373,704	12,692,110
Income attributable to noncontrolling interests	(2,443,553)	(289,643)	(5,146,871)	(1,339,930)
Net income attributable to Pangaea Logistics Solutions Ltd.	$15,150,156	$7,590,134	$67,226,833	$11,352,180

Earnings per common share:
Basic	$0.34	$0.17	$1.53	$0.26
Diluted	$0.34	$0.17	$1.50	$0.26

Weighted average shares used to compute earnings per common share
Basic	44,004,980	43,489,698	43,997,311	43,417,879
Diluted	44,689,309	44,337,242	44,848,997	43,817,348

Pangaea Logistics Solutions Ltd.
Consolidated Balance Sheets

	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$56,208,902	$46,897,216
Restricted cash	—	1,500,000
Accounts receivable (net of allowance of $1,990,459 and $1,896,038 at December 31, 2021 and 2020, respectively)	54,259,265	29,152,153
Bunker inventory	27,147,760	15,966,247
Advance hire, prepaid expenses and other current assets	46,347,687	17,826,153
Total current assets	183,963,614	111,341,769

Fixed assets, net	471,912,810	276,741,751
Advances for vessel purchases	1,990,000	—
Investment in newbuildings in-process	—	15,390,635
Finance lease right of use assets, net	45,195,759	45,240,198
Other Non-current Assets	3,961,823	1,689,792
Total assets	$707,024,006	$450,404,145

Liabilities and stockholders' equity
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$49,154,439	$32,400,288
Related party notes payable	242,852	242,852
Deferred revenue	32,205,312	12,799,561
Current portion of long-term debt	15,443,115	57,382,674
Current portion of finance lease liabilities	14,479,803	6,978,192
Dividends payable	213,765	1,005,763
Total current liabilities	111,739,286	110,809,330

Secured long-term debt, net	105,836,797	44,507,708
Finance lease liabilities	170,959,553	50,520,294
Long-term liabilities - other	17,806,976	10,135,408

Stockholders' equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 45,617,840 and 45,447,751 shares issued and outstanding at December 31, 2021 and 2020, respectively	4,562	4,545
Additional paid-in capital	161,534,280	159,581,415
Retained Earnings	85,663,375	23,179,805
Total Pangaea Logistics Solutions Ltd. equity	247,202,217	182,765,765
Non-controlling interests	53,479,177	51,665,640
Total stockholders' equity	300,681,394	234,431,405
Total liabilities and stockholders' equity	$707,024,006	$450,404,145

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Cash Flows

	Years ended December 31,
	2021	2020
Operating activities
Net income	$72,373,704	$12,692,110
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization expense	22,974,249	17,055,271
Amortization of deferred financing costs	920,995	662,440
Amortization of prepaid rent	115,256	122,272
Unrealized (gain) loss on derivative instruments	(3,886,201)	156,019
Income from equity method investee	(1,129,436)	(1,083,142)
Earnings attributable to non-controlling interest recorded as interest expense	1,184,741	177,802
Provision for doubtful accounts	1,559,378	152,416
Loss on impairment of vessels	—	1,801,039
Loss on sales of vessels	—	730,065
Drydocking costs	(8,075,813)	(5,858,960)
Share-based compensation	2,102,897	2,314,940
Change in operating assets and liabilities:
Accounts receivable	(26,666,490)	(995,167)
Bunker inventory	(11,181,513)	5,034,763
Advance hire, prepaid expenses and other current assets	(24,935,427)	338,022
Accounts payable, accrued expenses and other current liabilities	16,983,215	(10,887,555)
Deferred revenue	19,405,751	(1,576,833)
Net cash provided by operating activities	61,745,306	20,835,502

Investing activities
Purchase of vessels and vessel improvements	(194,620,582)	(2,892,776)
Proceeds from sale of vessels	—	11,666,507
Acquisition of non-controlling interest	—	(15,000,000)
Advances for Vessel Purchases / Investment in newbuildings in-process	(1,990,000)	(33,446)
Purchase of equipment and internal use software	(42,963)	—
Contributions to non-consolidated subsidiaries	(1,138,835)	—
Purchase of derivative instrument	—	(628,000)
Net cash used in investing activities	(197,792,380)	(6,887,715)

Financing activities
Proceeds from long-term debt	79,150,000	18,000,000
Payments of financing and issuance costs	(2,046,450)	(421,775)
Payments of long-term debt	(61,960,469)	(22,990,674)
Proceeds from finance leases	141,166,978	—
Payments on finance lease obligation	(9,919,514)	(12,548,938)
Payments on other long-term liability	(2,500,000)	—
Dividends paid to non-controlling interests	(3,333,334)	—
Common stock accrued dividends paid	(5,535,261)	(535,153)
Cash paid for incentive compensation shares relinquished	(150,015)	(238,364)
Contributions from non-controlling interests	9,182,423	322,750
Payments to non-controlling interest recorded as long-term liability	(195,598)	(193,508)
Net cash provided by (used in) financing activities	143,858,760	(18,605,662)

Net increase (decrease) in cash, cash equivalents and restricted cash	7,811,686	(4,657,875)
Cash, cash equivalents and restricted cash at beginning of period	48,397,216	53,055,091
Cash, cash equivalents and restricted cash at end of period	$56,208,902	$48,397,216

Supplemental cash flow items:
Cash paid for interest	$9,088,684	$7,149,210

Supplemental non-cash investing and financing Information:
Deferred consideration related to acquisition of non-controlling interest	$—	$7,500,000

Pangaea Logistics Solutions Ltd.
Reconciliation of Non-GAAP Measures
(unaudited)

	For the three months ended		For the twelve months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(unaudited)	(unaudited)
Net Transportation and Service Revenue (1)
Gross Profit	$35,102,473	$12,691,168	$97,938,881	$38,270,047
Add:
Vessel Depreciation and amortization	6,504,554	4,205,309	22,874,061	16,928,461
Net transportation and service revenue	$41,607,027	$16,896,477	$120,812,942	$55,198,508

Adjusted EBITDA
Net Income	$17,593,709	$7,879,777	$72,373,704	$12,692,110
Interest expense, net	3,744,058	1,757,715	11,514,138	7,831,314
Depreciation and amortization	6,522,946	4,237,011	22,974,249	17,055,271
EBITDA	27,860,713	13,874,503	106,862,091	37,578,695
Non-GAAP Adjustment
Loss on impairment of vessels	—	—	—	1,801,039
Loss on sale of vessels	—	25,000	—	730,065
Share-based compensation	367,939	399,752	2,102,897	2,314,940
Unrealized loss (gain) on derivative instruments, net	9,784,274	(1,374,856)	(3,886,201)	156,019
Adjusted EBITDA	$38,012,926	$12,924,399	$105,078,787	$42,580,758

Earnings Per Common Share
Net income attributable to Pangaea Logistics Solutions Ltd.	$15,150,156	$7,590,134	$67,226,833	$11,352,180

Weighted average number of common shares - basic	44,004,980	43,489,698	43,997,311	43,417,879
Weighted average number of common shares - diluted	44,689,309	44,337,242	44,848,997	43,817,348

Earnings per common share - basic	$0.34	$0.17	$1.53	$0.26
Earnings per common share - diluted	$0.34	$0.17	$1.50	$0.26

Adjusted EPS
Net income attributable to Pangaea Logistics Solutions Ltd.	$15,150,156	$7,590,134	$67,226,833	$11,352,180
Non-GAAP
Add:
Loss on impairment of vessels	—	—	—	1,801,039
Loss on sale of vessels	—	25,000	—	730,065
Unrealized (loss) gain on derivative instruments	(9,784,274)	1,374,856	3,886,201	(156,019)
Non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd.	$24,934,430	$6,240,278	$63,340,632	$14,039,303

Weighted average number of common shares - basic	44,004,980	43,489,698	43,997,311	43,417,879
Weighted average number of common shares - diluted	44,689,309	44,337,242	44,848,997	43,817,348

Adjusted EPS - basic	$0.57	$0.14	$1.44	$0.32
Adjusted EPS - diluted	$0.56	$0.14	$1.41	$0.32

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our consolidated financial statements prepared and presented in accordance with GAAP, this earnings release discusses non-GAAP financial measures, including non-GAAP net revenue, non-GAAP adjusted EBITDA and non-GAAP Adjusted EPS. These are considered non-GAAP financial measures as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use non-GAAP financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that non-GAAP financial measures provide meaningful supplemental information regarding the performance of our core business by excluding charges that are not incurred in the normal course of business. Non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe certain non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Gross Profit. Gross profit represents total revenue less net transportation and service revenue and less vessel depreciation and amortization.

Net transportation and service revenue. Net transportation and service revenue represents total revenue less the total direct costs of transportation and services, which includes charter hire, voyage and vessel operating expenses. Net transportation and service revenue is included because it is used by management and certain investors to measure performance by comparison to other logistic service providers. Net transportation and service revenue is not an item recognized by the generally accepted accounting principles in the United States of America, or U.S. GAAP, and should not be considered as an alternative to net income, operating income, or any other indicator of a company's operating performance required by U.S. GAAP. Pangaea’s definition of net transportation and service revenue used here may not be comparable to an operating measure used by other companies.

Adjusted EBITDA and adjusted EPS. Adjusted EBITDA represents net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, income taxes, depreciation and amortization, loss on sale and leaseback of vessels, share-based compensation and other non-operating income and/or expense, if any. Earnings per share represents net income divided by the weighted average number of common shares outstanding. Adjusted earnings per share represents net income attributable to Pangaea Logistics Solutions Ltd. plus, when applicable, loss on sale of vessel, loss on sale and leaseback of vessel, loss on impairment of vessel, unrealized gains and losses on derivative instruments, and certain non-recurring charges, divided by the weighted average number of shares of common stock.

There are limitations related to the use of net revenue versus income from operations, adjusted EBITDA versus income from operations, and adjusted EPS versus EPS calculated in accordance with GAAP. In particular, Pangaea’s definition of adjusted EBITDA used here are not comparable to EBITDA.

The table set forth above provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Investor Relations Contacts

Gianni Del Signore	Emily Blum
Chief Financial Officer	Prosek Partners
401-846-7790	973-464-5240
Investors@pangaeals.com	eblum@prosek.com

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.